Exhibit 4.14

                                  CARNIVAL PLC
                  (formerly known as P&O PRINCESS CRUISES PLC)

                              CARNIVAL CORPORATION

                   P&O PRINCESS CRUISES INTERNATIONAL LIMITED

                                       TO

                              THE BANK OF NEW YORK
                                     Trustee

                              7.30% NOTES DUE 2007

                           7.875% DEBENTURES DUE 2027

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                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of December 1, 2003

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            SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental
Indenture"), dated as of December 1, 2003, among CARNIVAL PLC (formerly known as P&O Princess Cruises plc), a public limited company existing under the laws of England and Wales ("Carnival plc"), CARNIVAL CORPORATION, a corporation organized under the laws of the Republic of Panama ("Carnival Corporation"), P&O PRINCESS CRUISES INTERNATIONAL LIMITED (formerly known as P&O Cruises Limited), a limited liability company existing under the laws of England and Wales (the "Guarantor"), and THE BANK OF NEW YORK, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

            WHEREAS, Carnival plc, the Guarantor and the Trustee are parties to that certain Indenture, dated as of October 23, 2000, and amended by a First Supplemental Indenture, dated as of July 15, 2003 (as amended, the "Original Indenture" and, together with this Second Supplemental Indenture, the "Indenture," capitalized terms used but not otherwise defined in this Second Supplemental Indenture having the meanings ascribed to them in the Original Indenture), pursuant to which Carnival plc duly issued its 7.30% Notes due 2007 (the "Notes") and the 7.875% Debentures due 2027 (the "Debentures"), both of which are unconditionally guaranteed by the Guarantor pursuant to the Original Indenture and guaranteed by Carnival Corporation pursuant to a Deed of Guarantee, dated as of April 17, 2003, between Carnival Corporation and Carnival plc and an Agreement relating to the Deed of Guarantee, dated as of July 15, 2003, between such parties (the "Carnival Corporation Guarantee");

            WHEREAS, Carnival plc, the Guarantor and Carnival Corporation have entered into a series of related transactions (the "Transfer") in which (i) Carnival plc has transferred all or substantially all of its assets to Carnival Corporation and (ii) the Guarantor has transferred all or substantially all of its assets to Carnival Corporation;

            WHEREAS, as required by Section 5.01 of the Original Indenture, Carnival Corporation wishes to expressly assume, by this Second Supplemental Indenture, the due and punctual performance and observance of all of the covenants and conditions to be performed and observed by Carnival plc and the Guarantor under the Original Indenture, the Securities and the Guarantee, as the case may be;

            WHEREAS, Carnival plc wishes to guarantee Carnival Corporation's obligations under the Indenture and the Securities;

            WHEREAS, POPCIL will be guaranteeing Carnival Corporation's and Carnival plc's obligations as "Obligations" pursuant to the Deed of Guarantee, dated as of June 19, 2003, among POPCIL, Carnival Corporation and Carnival plc (the "POPCIL Deed of Guarantee");

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            WHEREAS, Carnival Corporation wishes to cause Carnival plc and its
Subsidiaries to comply with certain of the covenants in the Indenture and to provide for certain additional Events of Default;

            WHEREAS, Section 9.01 of the Original Indenture provides that Carnival plc, the Guarantor and the Trustee may amend or supplement the Original Indenture with respect to the Securities without the consent of any Holder of any Security (i) to provide for the assumption of Carnival plc's and/or the Guarantor's obligations to Holders of Securities in the case of a merger or consolidation or sale of all or substantially all of Carnival plc's assets or
(ii) to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect the legal rights under the Original Indenture of any such Holder; and

            WHEREAS, (i) the execution of this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture and Carnival plc has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to such authorization, (ii) Carnival plc, Carnival Corporation and the Guarantor have each delivered to the Trustee a resolution of its Board of Directors authorizing the execution of this Second Supplemental Indenture, and (iii) all things necessary to make this Second Supplemental Indenture a valid agreement of Carnival plc, Carnival Corporation, the Guarantor and the Trustee in accordance with its terms have been done;

            NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

            Section 1. As required by Section 5.01(b) of the Original Indenture, Carnival Corporation hereby assumes, by this Second Supplemental Indenture, the due and punctual performance and observance of all of the covenants and conditions to be performed and observed by Carnival plc and the Guarantor under the Original Indenture, the Securities and the Guarantee, as the case may be. As required by Section 5.01(c) of the Original Indenture, Carnival Corporation hereby assumes Carnival plc's and the Guarantor's obligations under Section 4.09 of the Original Indenture to pay Additional Amounts, substituting "The Republic of Panama" for "the United Kingdom" in each place that it appears in Section
4.09 of the Original Indenture.

            Section 2. Pursuant to Section 5.02(a) of the Original Indenture, Carnival Corporation shall succeed to, and be substituted for (so that from and after the date hereof, the provisions of the Indenture referring to the "Company" shall refer instead to Carnival Corporation and not to Carnival plc and to the "Guarantor" shall refer instead to Carnival Corporation and not to the Guarantor), and may exercise every right and power of Carnival plc or the Guarantor, as the case may, under the Indenture with the same effect as if Carnival Corporation had been named as the Company or the Guarantor in the Original Indenture. As a result of the succession and substitution pursuant to the preceding sentence, Carnival plc and the Guarantor are hereby released from their obligations under the Original Indenture.

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            Section 3. The following definition shall be added to Section 1.01 of the Original Indenture:

            "Carnival plc" means Carnival plc, a public limited company existing under the laws of England and Wales, and any successor thereto.

            Section 4. The Original Indenture is hereby amended by adding a new
Section 2.19 to read in its entirety as follows:

            "Section 2.19. Carnival plc Guarantee.

            (a) Carnival plc, for value received, hereby unconditionally guarantees (the "Carnival plc Guarantee") to the Holders of the Securities and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Securities, when and as the same shall become due and payable (subject to any period of grace provided with respect thereto), whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In the case of the failure of the Company punctually to make any such payment of principal, premium, if any, or interest, Carnival plc hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

            (b) All payments by Carnival plc in respect of the Carnival plc Guarantee and the Securities shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having power to tax ("UK Taxes"), unless the withholding or deduction is then required by law. If any deduction or withholding for any present or future taxes, duties, assessments or other governmental charges of the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) will at any time be required by the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) in respect of the payment of any amounts by Carnival plc on the Securities, Carnival plc will pay to a Holder of a Security who is not a resident in the United Kingdom for U.K. tax purposes such additional amounts ("Carnival plc Additional Amounts") as may be necessary in order that the net amounts paid to such Holder, after such deduction or withholding, will be not less than the amounts specified in new security affected to which its holder is entitled; provided that the foregoing obligation to pay Carnival plc Additional Amounts does not apply to (i) any tax, duty, assessment or other governmental charge which would not have been imposed, withheld or deducted but for (1) the existence of any present or former connection between the Holder or beneficial owner of a Security (or between a fiduciary, settler, beneficiary, member or shareholder or possessor of a power over, such holder or

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      beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom (or any political subdivision or territory or possession within the United Kingdom or area subject to its jurisdiction), including, without limitation, the holder or beneficial owner (or the fiduciary, settler, beneficiary, member, shareholder or possessor) being or having been domiciliary, national or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment, office, branch or fixed base therein or otherwise having or having had some connection with the United Kingdom (or such political subdivision, territory or possession of the United Kingdom or area subject to its jurisdiction) other than the holding or ownership of a Security or the collection of principal of and interest, if any, on, or the enforcement of, a Security or (2) the presentation of a Security (where presentation is required) for payment (x) in the United Kingdom or (y) on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder would have been entitled to the Additional Amounts if it had presented its Security for payment on any day within the 30 day period; (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; (iii) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal of, or any interest on, the Securities; (iv) any tax, duty, assessment or other governmental charge that is imposed, deducted or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Security or the beneficial owner of any payment on the Security with a request of Carnival plc addressed to the Holder to provide information concerning the nationality, residence, identity or connection with the United Kingdom or any political subdivision or taxing authority thereof of the Holder or such beneficial owner or to make any declaration or other similar claim to satisfy any information or reporting requirement, which in either case, is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the taxing jurisdiction as a precondition to exemption from withholding or deduction of all or part of such tax, duty, assessment or other governmental charge; (v) any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the Holder on or after the occurrence of an Event of Default; or (vi) any combination of the above items; nor will Carnival plc Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the payment would be required by the laws of the United Kingdom (or any political subdivision or taxing authority within the United Kingdom) to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or to a beneficial owner who would not have been entitled to such Carnival plc Additional Amounts had it been the Holder of the Security.

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                  Carnival plc shall use commercially reasonable efforts to
      facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against UK Taxes for which Carnival plc Additional Amounts are not paid as a result of the conditions in the second preceding sentence.

            (c) Carnival plc agrees that its obligations under the Carnival plc Guarantee shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security or this Indenture, any failure to enforce the provisions of any Security or this Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of any Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of Carnival plc, increase the principal amount of any Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. Carnival plc hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protect or notice with respect to any Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that the Carnival plc Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Security.

            (d) The Carnival plc Guarantee is limited to the maximum amount that will result in the obligations of Carnival plc not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

            (e) Carnival plc shall not consolidate or merge with or into (whether or not the Carnival plc is the surviving corporation), or sell, convey or transfer or otherwise dispose of all or substantially all of its assets in one or more related transactions to another Person, and shall not permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the assets of Carnival plc, as the case may be, and its respective Subsidiaries to another Person, unless the purchasing or transferee corporation or the successor, continuing or resulting corporation in the case of a merger or consolidation (if the Carnival plc is not the surviving corporation), as the case may be: (i) is an entity in an EU member state, an Organization for Economic Co-operation and Development member nation, or a European Free Trade Association member nation, in each case other than Greece, Liechtenstein, Mexico or Turkey; and (ii) expressly assumes, by an amendment to this Indenture and the Securities, pursuant to this Indenture, the obligations of Carnival plc under the Carnival plc Guarantee It will be a condition to any consolidation, merger, sale of assets or assumption under this section that immediately after giving effect to such consolidation, merger, sale of assets or assumption no Event of Default (and no event which, after notice or lapse of time

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      or both, would become an Event of Default) will have occurred and be continuing. Notwithstanding the foregoing, in the case of (1) any merger or consolidation by (x) Carnival plc or any of its Restricted Subsidiaries with (y) Carnival Corporation or any of its Subsidiaries, (2) any sale, conveyance, transfer or other disposition of assets by (x) Carnival plc or any of its Restricted Subsidiaries to (y) Carnival Corporation or any of its Subsidiaries, clause (i) of the first sentence of this Section 2.19(e) shall be deemed to have been satisfied.

            (f) Upon any consolidation or merger or any transfer of all or substantially all of the assets of Carnival plc in accordance with Section 2.19(e) hereof, the successor corporation formed by such consolidation or into or with which Carnival plc, is merged or to which such transfer is made shall succeed to, and be substituted for (so that from and after the date of such consolidation merger, or transfer, the provisions of this Indenture referring to "Carnival plc" shall refer instead to the successor corporation and not to Carnival plc), and may exercise every right and power of Carnival plc under this Indenture with the same effect as if such successor Person had been named as Carnival plc herein. Notwithstanding the foregoing or any provision of Section 2.19(e), upon any consolidation or merger or any transfer of all or substantially all of the assets of Carnival plc to the primary obligor under this Indenture or the Securities, the Carnival plc Guarantee shall terminate automatically, and this Section 2.19 shall be of no further force or effect.

            (g) Carnival plc shall be subrogated to all rights of the Holder of each Security and the Trustee against the Company in respect of any amounts paid to such Holder by Carnival plc pursuant to the provisions of the Carnival plc Guarantee, provided, however, that Carnival plc shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture shall have been paid in full."

            Section 5. The Original Indenture is hereby amended by adding a new
Section 4.11 to read in its entirety as follows:

            "Section 4.11 Carnival Corporation & plc Limitation on Liens.

            (a) This Section 4.11 shall be effective only so long as Carnival Corporation is a primary obligor under this Indenture. At any time that Carnival Corporation is not a primary obligor under this Indenture, this
      Section 4.11 shall be of no force or effect. All definitions used in this
      Section 4.11 shall be read for purposes of this Section 4.11 as if the term, "Carnival plc", were substituted in such definitions for the term, "Carnival Corporation".

            (b) The Company shall not, and shall not permit Carnival plc or any Subsidiary of which the Company and/or Carnival plc owns, directly or indirectly, at least 80% of such Subsidiary's voting shares to, create, incur, guarantee or assume any Debt secured by a Mortgage on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary, without effectively providing concurrently with the creation, incurrence, guarantee or assumption of such Debt that the Securities (together with, if the relevant obligor so determines, any other Debt of any Carnival Corporation & plc Company, then existing or thereafter created ranking equally with the Securities) will be secured equally and ratably with (or prior to) that Debt, so long as that Debt will be so secured, except that this restriction will not apply to: (i) Mortgages on property, shares of stock or indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or Carnival plc, provided that any such Mortgage was not created in contemplation of such Person becoming a Subsidiary of the Company or Carnival plc; (ii) Mortgages on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or all or part of the cost of the improvement, construction, alteration or repair of any property, ship, building, equipment or facilities or of any other improvements on all or any part of such property or to secure any Debt incurred prior to, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction (including any improvements, alterations or repairs on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or all or part of the cost of improvement, construction, alteration or repair thereon; (iii) Mortgages of Carnival plc or any Subsidiary of Carnival plc existing on October 23, 2000; (iv) Mortgages of the Company or any Subsidiary of the Company existing at the date of the First Supplemental Indenture; (v) Mortgages on property owned or held by any Person or on shares of stock, other equity interests or indebtedness of any Person, in either case existing at the time such Person is merged into or consolidated or amalgamated with a Carnival Corporation & plc Company or at the time of a sale, lease or other disposition of property of a Person or a sale or other disposition of stock of a Person as an entirety or substantially as an entirety to a Carnival Corporation & plc Company, provided that any such Mortgage was not created in contemplation of such Person becoming a Subsidiary of the Company or Carnival plc; (vi) Mortgages arising by operation of law (other than by reason of default); (vii) Mortgages arising through litigation, legal proceeding or judgment and not giving rise to an Event of Default;
      (viii) Mortgages to secure Debt incurred in the ordinary course of business, including, but not limited to, (1) any mechanic's, materialmen's, carrier's, workmen's, vendor's or other like Mortgages, (2) any Mortgages securing amounts in connection with workers' compensation, unemployment insurance and other types of social security, (3) any easements, rights-of-way, restrictions and other similar charges, (4) any Mortgages arising out of consignment or similar arrangements for the sale of goods entered into by a Carnival Corporation & plc Company, and (5) any Mortgages to secure Debt maturing not more than 12 months from the date incurred; (ix) Mortgages to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the Mortgage relates to a Principal Property to which such project has been undertaken and recourse of the

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      creditors in respect of such Mortgage is substantially limited to such project and Principal Property; (x) Mortgages created to secure Debt of a Carnival Corporation & plc Company under any options, futures, swaps, short sale contracts or similar or related instruments which relate to the purchase or sale of securities, commodities or currencies; (xi) Mortgages in favor of customs and revenues authorities to secure payment of customs duties in connection with the importation of goods; (xii) leases or subleases granted to others not interfering in any material respect with the business of a Carnival Corporation & plc Company; (xiii) Mortgages encumbering property or assets under construction arising from progress or partial payments by a customer of a Carnival Corporation & plc Company relating to such property or assets; (xiv) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of a Carnival Corporation & plc Company; (xv) Mortgages encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of a Carnival Corporation & plc Company; (xvi) Mortgages on any property of the Company, Carnival plc or a Restricted Subsidiary in favor of the federal government of the United States or the government of any state thereof or the government of the United Kingdom, or the European Union, or any instrumentality of any of them, securing the obligations of a Carnival Corporation & plc Company pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes; (xvii) Mortgages securing taxes or assessments or other applicable charges or levies; (xviii) Mortgages securing industrial revenue, development or similar bonds issued by or for the benefit of a Carnival Corporation & plc Company, provided that such industrial revenue, development or similar bonds are nonrecourse to such Carnival Corporation & plc Company; and (xix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses, or of any Debt secured thereby; provided that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal, or replacement, and that such extension, renewal or replacement Mortgage will be limited to all or any part of the same property or shares of stock that secured the Mortgage extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor.

            (c) Notwithstanding Clause (b) of this Section 4.11, the Company, Carnival plc or any Subsidiary of which the Company and/or Carnival plc owns, directly or indirectly, at least 80% of such Subsidiary's voting shares may create, incur, guarantee or assume Debt secured by a Mortgage or Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such Debt of Carnival Corporation & plc secured by a Mortgage or Mortgages and Carnival Corporation & plc's Attributable Debt in respect of Carnival Corporation & plc Sale and Leaseback Transactions (as defined in Section 4.12) (other than Attributable Debt in respect of Carnival Corporation & plc Sale and Leaseback Transactions permitted because the relevant Carnival Corporation & plc Company would be entitled to create, incur, guarantee or assume such Debt secured by a Mortgage on the property to be leased without equally and ratably securing the Securities pursuant to the preceding paragraph and other than a Carnival Corporation & plc Sale and Leaseback Transaction the proceeds of which have been applied within twelve months after its consummation to the Net Proceeds to the retirement or repayment of Funded Debt (as described in Section 4.12)), does not at the time such Debt is incurred exceed 20% of Consolidated Net Tangible Assets."

            Section 6. The Original Indenture is hereby amended by adding a new
Section 4.12 to read in its entirety as follows:

            "Section 4.12 Limitation on Sale and Leaseback Transactions for Carnival Corporation & plc.

            (a) This Section 4.12 shall be effective so long as Carnival Corporation is a primary obligor under this Indenture. At any time that Carnival Corporation is not a primary obligor under this Indenture, this
      Section 4.12 shall be of no force or effect. All definitions used in this
      Section 4.12 shall be read for purposes of this Section 4.12 as if the term, "Carnival plc", were substituted in such definitions for the term, "Carnival Corporation".

            (b) The Company shall not, and shall not permit Carnival plc or any Subsidiary of which the Company and/or Carnival plc owns, directly or indirectly, at least 80% of such Subsidiary's voting shares to, enter into any arrangement with a third party (not including any Carnival Corporation & plc Company) providing for the leasing by such Carnival Corporation & plc Company for a period, including renewals, in excess of three years, of any Principal Property which has been owned by such Carnival Corporation & plc Company for more than 270 days and which has been or is to be sold or transferred by such Carnival Corporation & plc Company to the third party (a "Carnival Corporation & plc Sale and Leaseback Transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all of these Carnival Corporation & plc Sale and Leaseback Transactions plus all the Debt of Carnival Corporation & plc incurred, issued, assumed or guaranteed and secured by a Mortgage or Mortgages (with the exception of debt secured by a Mortgage or Mortgages on property that any Carnival Corporation & plc Company would be entitled to create, incur, issue, guarantee or assume without equally and ratably securing the Securities pursuant to the provisions of the Securities pursuant to
      Section 4.11) does not exceed 20% of Consolidated Net Tangible Assets. This restriction will not apply to any Carnival Corporation & plc Sale and Leaseback Transaction if (i) such Carnival Corporation & plc Company would be entitled to create, incur, issue, guarantee or assume Debt secured by a Mortgage or Mortgages on the Principal Property to be leased without equally and ratably securing the Securities pursuant to the provisions of the Securities pursuant to Section 4.11, (ii) within a period commencing twelve months prior to the consummation of the Carnival Corporation & plc Sale and Leaseback Transaction and ending twelve months after the consummation of such Carnival Corporation & plc Sale and Leaseback

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      Transaction, such Carnival Corporation & plc Company has expended or will expend for any Principal Property (including capital improvements thereon) an amount equal to (x) the Net Proceeds or (y) the part of the Net Proceeds which such Carnival Corporation & plc Company has elected not to apply in the manner described in the following clause (iii); or (iii) such Carnival Corporation & plc Company, within twelve months after the consummation of any Carnival Corporation & plc Sale and Leaseback Transaction, applies an amount equal to the Net Proceeds (less any amount expended for Principal Property under the preceding clause (ii)(y)) to the retirement or repayment of Funded Debt of a Carnival Corporation & plc Company ranking equally in right of payment with the Securities or Funded Debt of a Subsidiary of the Company or Carnival plc. No retirement referred to in the preceding clause (iii) may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision (unless such repayment is required due to the receipt of the Net Proceeds)."

            Section 7. Section 6.01 of the Original Indenture is hereby amended by deleting the "and" after subclause (v) of Clause (e) thereof, adding the word "and" after the final semicolon in Clause (f) thereof and adding a new Clause
(g) following such Clause (f), but prior to the proviso to such Section 6.01, to read in its entirety as follows:

            "(g) if Carnival Corporation is a primary obligor under this Indenture, the occurrence of any of the following events (all defined terms used in this Clause (g) being read as if the term, "Carnival plc", were substituted in such definitions for the term, "Carnival Corporation"):

                  (i) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Carnival plc or any Principal Subsidiary of it having an aggregate principal amount outstanding of the greater of (pound)25,000,000 or 0.5% of Consolidated Net Tangible Assets (or their respective equivalents in any other currency) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Carnival plc or any Principal Subsidiary of it, whether such indebtedness now exists or will hereafter be created which default will have resulted in such indebtedness of the greater of (pound)25,000,000 or 0.5% (or their respective equivalents in any other currency) of Consolidated Net Tangible Assets becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice is provided to the Company;

                  (ii) Carnival plc or any Principal Subsidiary of it pursuant to or within the meaning of Bankruptcy Law: (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a Custodian of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) generally is not paying its debts as they become due;

                  (iii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Carnival plc in an involuntary case, (2) appoints a Custodian of Carnival plc or any Principal Subsidiary of it or for all or substantially all of the property of Carnival plc or any Principal Subsidiary of it; or (3) orders the liquidation of Carnival plc or any Principal Subsidiary of it; and, in any such case, the order or decree remains unstayed and in effect for 90 consecutive days;"

            Section 8. Section 6.01 of the Original Indenture is hereby amended by adding the following prior to the final period in such Section:

            "; provided, further, that there will not be an Event of Default under Clause (g)(i) if the bond, debenture, note or other evidence of indebtedness in question is the subject of non-recourse financing arrangement under which the lender's right of recourse is limited to a specific asset and there is no further recourse by the relevant creditor against the general assets of Carnival plc or any Principal Subsidiary of it; and provided further, that it will not be an Event of Default under Clause (g)(ii) or (g)(iii) if the event in question relates solely to property of Carnival plc or a Principal Subsidiary of it that is the subject of a non-recourse financing arrangement described in the previous proviso, and if such event does not, directly or indirectly, give further recourse by the relevant creditor to the general assets (or any other property) of Carnival plc or a Principal Subsidiary of it."

            Section 9. Section 6.02 of the Original Indenture is hereby amended by adding the following after the final sentence thereof: "If Carnival Corporation is a primary obligor under this Indenture and if an Event of Default specified in subclauses (ii) or (iii) of Clause (g) of Section 6.01 hereof occurs with respect to Carnival plc, the Securities then outstanding shall ipso facto become and be immediately due and payable at 100% of the outstanding principal amount thereof plus premium and accrued and unpaid interest, to the date of such Event of Default, without any declaration or other act on the part of the Trustee or any Holder."

            Section 10. Notices to the Company under the Indenture shall be sent to: Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida, 33178,
Attention: General Counsel (Facsimile: 305-406-4758), with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, Attention: John C. Kennedy, Esq. (Facsimile: 212-757-3990).

            Section 11. Carnival Corporation, Carnival plc and POPCIL acknowledge that the Securities, the Indenture and the "Carnival plc Guarantee" (as defined in the Indenture) shall be deemed to be "Obligations" for purposes of the POPCIL Deed of Guarantee.

            Section 12. Each of Carnival Corporation and Carnival plc (i) acknowledges that it has, by separate written instrument, designated and appointed National Registered Agents as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Indenture, the Securities or the Carnival plc Guarantee that may be instituted in any federal or state court in the Borough of Manhattan, The City of New York or brought under federal or state securities laws or brought by the Trustee in its capacity as a trustee under the Indenture, and acknowledges that National Registered Agents has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum, and (iii) agrees that service of process upon National Registered Agents and written notice of said service to it (mailed or delivered to its secretary at its registered office at 875 Avenue of the Americas, Suite 501, New York, New York, 10001 or at any other address previously furnished in writing to the Trustee) shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Each of Carnival Corporation and Carnival plc further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of National Registered Agents with respect to it in full force and effect so long as the Indenture shall be in full force and effect and so long as any of the Securities shall be outstanding, subject to the appointment of a successor pursuant to the following sentence. Carnival Corporation or Carnival plc may appoint a successor to National Registered Agents, provided that such successor shall be located in the Borough of Manhattan, The City of New York and designated and appointed as above, that such successor accepts such designation in writing prior to or simultaneously with its succession and that written notice of designation has been given prior to such successor to the remaining party or parties hereto; thereafter, the relevant company shall take any and all action as may be necessary to continue such designation and appointment of such successor in full force and effect so long as the Indenture is in full force and effect. To the extent that Carnival Corporation or Carnival plc has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its respective obligations under the Indenture and the Securities to the fullest extent permitted by law.

            Section 13. This Second Supplemental Indenture shall become effective immediately following completion of the Transfer.

            Section 14. Carnival Corporation and Carnival plc agree that the Trustee is permitted to place a notation about this Second Supplemental Indenture on the Securities in accordance with the provisions of Section 9.05 of the Indenture.

            Section 15. The Trustee accepts this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture.

            Section 16. The Indenture, as hereby amended, is in all respects ratified and confirmed, and the terms and conditions thereof shall be and remain in full force and effect.

            Section 17. The recitals contained in this Second Supplemental Indenture shall be taken as the statements made solely by Carnival plc, Carnival Corporation and the Guarantor, and the Trustee shall have no liability or responsibility for their correctness and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Carnival plc, Carnival Corporation and the Guarantor by corporate action or otherwise, (iii) the due execution hereof by Carnival plc, Carnival Corporation and the Guarantor or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

            Section 18. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE APPLICATION OF THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            Section 19. In case any provision in this Second Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            Section 20. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern the Indenture, such provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

            Section 21. This Second Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              [The remainder of this page is intentionally blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                          CARNIVAL PLC

                                          By:
                                             -----------------------------------
                                             Name: David Bernstein
                                             Title: Vice President and Treasurer


                                          CARNIVAL CORPORATION

                                          By: /s/ David Bernstein
                                             -----------------------------------
                                             Name: David Bernstein
                                             Title: Vice President and Treasurer


                                          P&O PRINCESS CRUISES
                                            INTERNATIONAL LIMITED

                                          By: /s/ David Bernstein
                                             -----------------------------------
                                             Name: David Bernstein
                                             Title: Attorney-in-fact


                                          THE BANK OF NEW YORK,
                                          as Trustee

                                          By: /s/ Alison Mitchell
                                             -----------------------------------
                                             Name: Alison Mitchell
                                             Title: Assistant Treasurer